UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2011

RENTECH, INC.
 (Exact name of registrant as specified in its charter)

Colorado	001-15795	84-0957421
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10877 Wilshire Boulevard, Suite 600 Los Angeles, California	90024
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 571-9800

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On April 12, 2011, GCSEC Holdings, LLC (“GCSEC”), a wholly-owned subsidiary of Rentech, Inc. (the “Company” or “Rentech”), entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Biomass Energy Holdings LLC (“Seller”), to purchase 100% of the membership interests of Northwest Florida Renewable Energy Center LLC (“NWFREC”). GCSEC and Seller have made customary representations, warranties and covenants in the Purchase Agreement. The Purchase Agreement and the transactions contemplated thereby have been approved by the Board of Directors of the Company and the Members of Seller.

NWFREC is developing the Port St. Joe Renewable Energy Center (the “Port St. Joe Project”) located in Port St. Joe, Florida. The Port St. Joe Project is designed to use a Rentech-SilvaGas biomass gasifier to provide synthesis gas to a combined-cycle power plant to produce renewable power from woody biomass. Rentech has signed a term sheet with White Construction, Inc. to serve as the basis for an engineering, procurement and construction contract for construction of the Port St. Joe Project (the “EPC Contract”).

The consideration for the purchase of NWFREC has been deferred and may be paid in part at the closing of construction financing from proceeds of the financing, and in part from available operating cash flow of the project following commencement of commercial operation. Subject to adjustments set forth in the Purchase Agreement, the maximum consideration to be paid for the project is $6 million, consisting of approximately $4.9 million of cash payments and $1.1 million of equity in NWFREC. The cash portion represents development costs to date paid by Seller plus 10% of such costs. The cash consideration may be paid 30% at the closing of construction financing, and 70% from available cash flows of the project, both subject to approval of any lenders to, or new equity investors in, the project. The purchase price can be decreased in certain instances, including in the event that the lump sum turnkey price in the EPC Contract exceeds an agreed-upon maximum price.

GSEC has agreed in the Purchase Agreement to continue to develop the Port St. Joe Project through the fall of 2011 in accordance with a development budget. In the event that we fail to fund development activities in accordance with the budget, other than for good cause (as defined in the Purchase Agreement), Rentech would be obligated to pay Seller a $1 million break fee and Seller may, at its option, require GCSEC to re-convey NWFREC back to Seller for a potential deferred purchase price. If the Port St. Joe Project achieves financial close within five years of a re-conveyance, then Rentech would be reimbursed for its development costs and any break-up fee and it would receive an equity interest in NWFREC on terms substantially similar to those described above for deferred payments and equity for Seller.

  The Purchase Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about GCSEC, the Company, Seller or NWFREC. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of GCSEC or Seller or any of their respective subsidiaries or affiliates.

The foregoing summary of the Purchase Agreement, and related transactions, does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, which is attached to this Current Report as Exhibit 2.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

2.1	Membership Interest Purchase Agreement, dated April 12, 2011 by and between Biomass Energy Holdings LLC and GCSEC Holdings, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.

Date: April 15, 2011	By:	/s/ Colin Morris

Colin M. Morris Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1	Membership Interest Purchase Agreement, dated April 12, 2011 by and between Biomass Energy Holdings LLC and GCSEC Holdings, LLC.